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                                                                   Exhibit 99.2


GENESIS BIOVENTURES LISTS ON AMERICAN STOCK EXCHANGE

NEW YORK, Dec. 18 /PRNewswire/ -- Genesis Bioventures (GBI, officially BioLabs, Inc.) (OTC Bulletin Board: BILB - NEWS), a financial accelerator in the biotechnology industry, has been approved for trading on the American Stock Exchange. The company expects to begin trading on December 19, 2000 under the symbol GBI on Amex. GBI currently has 13.3 million common shares outstanding.

"The new listing on Amex demonstrates GBI's further penetration into broader national capital markets as it achieves increased financial stability and credibility for our business strategies," said Dr. Linda Allison, President and CEO of GBI. "Through Amex, investors will gain a higher level of awareness of GBI and its business activities."

GBI has recently completed a repositioning of the company and restructuring of its management team to focus on its corporate strengths in the biotechnology industry. This included a name change. BioLabs is currently doing business under Genesis Bioventures. The official name change of the incorporated company will be presented for shareholder approval at a special meeting of shareholders scheduled to be held in the first quarter of 2001.

The name change reflects the company's goal of acquiring equity positions in selected biotechnology companies with leading-edge proprietary technology and scientific excellence. GBI intends to serve as a strategic advisor to its portfolio companies in key aspects of science, business and financial development by providing both financing and management assistance.

"Our new name is more descriptive of what we're doing," said Greg McCartney, Chairman of GBI. "This is evident in our new tagline -- "Building Biotechnology Companies from Concept to Cure"."

GENESIS BIOVENTURES

GBI is engaged in the business of identifying promising biotechnology companies, acquiring a strategic equity interest in these groups and providing management services to assist with their corporate development. GBI provides the financial resources, management expertise and commercialization strategies to assist early stage biotechnology companies to make the transition from laboratory-based research through to development of commercial products. The focus is on companies that are developing products to address major medical needs in the areas of oncology, neurology and infectious diseases.

All investor inquiries can be made to Lisa Baumgartner at Ruder-Finn at
(212) 593-6352 or by e-mail to baumgartnerl@ruderfinn.com. For additional information on the Company, please call Genesis Bioventures at (604) 608-1000 or visit GBI's web site at http://www.genesisbioventures.com.

"Safe Harbor" Statement Under The Private Securities Litigation Reform Act of 1995: Any statements in this press release that relate to the Company's expectations are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Since this information may involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. Additional risks associated with Genesis Bioventures' business can be found in its periodic filings with the SEC.